Exhibit 10.20

Award Agreement

Granted in accordance with the terms of the Avolon Equity Incentive Plan 2014

[Date] 2014

Avolon Holdings Limited

and

[                                     ]

Non-Executive RSU Agreement

This Agreement is made the      day of          2014

Between:

(1)	Avolon Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (registered number 288612) whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and whose principal place of business is at The Oval, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (the “Company” which expression shall include its successors); and

(2)	[—] of [—] (the “Director” which expression shall include his or her successors).

Whereas

(A)	The Company established the Avolon Equity Incentive Plan 2014 (the “Plan”) by a resolution of the board of directors of the Company passed on 19 September 2014 and a resolution of the members of the Company passed on [—] 2014. The purpose of the Plan is to provide long-term incentive compensation opportunities tied to the performance of the Company and its Shares to the employees of the Group in accordance with the provisions set out therein.

(B)	The Director is a non-executive director of the Company.

(C)	The Company has agreed to grant to the Director an Award of [—] Restricted Share Units (the “Units”), each such Unit representing a notional unit interest equivalent in value to a Share, on the terms and subject to the conditions contained in this Agreement and the Plan.

(D)	The parties wish to enter into this Agreement to agree to certain provisions relating to the vesting of the Units and certain other obligations in relation to the Units upon vesting.

1	Definitions and Interpretation

1.1	Definitions

For the purposes of this Agreement, (i) capitalised terms shall, unless otherwise defined herein or unless the context requires otherwise, have the meanings given to such terms in the Plan, and (ii) the following words and expressions shall, save where the context otherwise requires, have the following meanings:

“Group”	means the Company and its Subsidiaries from time to time and “Group Company” will mean any one of them;

“Trustee”	means State Street Trustees (Jersey) Limited (formerly known as MIFA Trustees Limited), a company incorporated in Jersey (registered number 105616), whose registered office is at Lime Grove House, Green Street, St. Helier, Jersey JE1 2ST, acting in its capacity as the trustee of the Avolon Share Trust; and

“Vesting Date”	means 31 December 2014 or such earlier date in accordance with Clause 3.1.

Non-Executive RSU Agreement

1.2	Interpretation

Reference to any statutory provision shall be deemed to include that provision as the same may from time to time be amended or re-enacted and wherever the context so admits or requires the singular shall include the plural and vice versa and the masculine shall include the feminine.

2	Grant of Units

2.1	Subject to the provisions of this Agreement, the Company hereby grants to the Director the Units in accordance with the terms of this Agreement and the Plan (a copy of which has been made available to the Director), which Units shall vest and be settled in accordance with the terms of Clause 3.

2.2	The Director shall not have any of the rights of a shareholder (including, without limitation, voting, dividend, dividend equivalents and liquidation rights) with respect to the Units.

3	Terms of Grant

3.1	The Units shall vest in the Director on the Vesting Date. In circumstances where the Units have not already vested and the Director ceases being a director of the Company by reason of death or disability, the Units shall vest on, and the Vesting Date shall be deemed to be, the date of the occurrence of such event. In circumstances where the Units have not already vested and the Director ceases to be a director of the Company due to the failure of the Director to be re-elected as a director of the Company at an annual general meeting of the Company, the Units shall vest on, and the Vesting Date shall be deemed to be, the date of the applicable annual general meeting.

3.2	The Units shall be settled as soon as practicable following the Vesting Date (but in no event later than one month after the Vesting Date) as either Shares in accordance with Clause 3.3 or by payment in lieu of Shares in accordance with Clause 3.4 as the Committee shall determine in its sole discretion.

3.3	Where Units are settled in Shares, the Company, or the Trustee (as directed by the Company in its discretion), shall deliver to the Director (or, if directed by the Director, to a nominee of the Director) the number of Shares equal to the number of Units on a one-for-one basis, and the Director shall thereafter have all of the rights of a shareholder of the Company with respect to such Shares (including, without limitation, voting, dividend and liquidation rights).

3.4	Where Units are settled otherwise than in consideration of Shares, the Company shall pay to the Director (or, if directed by the Director, to a nominee of the Director) such an amount as is equal to the Fair Market Value of an equivalent number of Shares to the number of Units vested in the Director as at the Vesting Date.

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4	Forfeiture

Unless the Committee shall otherwise direct, if the Director ceases being a director of the Company for any reason, other than by reason of death or disability or failure to be re-elected at an annual general meeting of the Company, prior to the Vesting Date, the Units shall automatically and without notice terminate and be forfeited, and neither the Director nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Units.

5	Clawback

Any and all rights, payments and benefits of the Director under this Agreement or otherwise relating to the Units, or such Shares as may be allotted in settlement of the Units in accordance with Clause 3.3, shall be subject to cancellation, forfeiture and/or recoupment as provided in Rule 20 of the Plan with respect to the Director.

6	Assignment

The rights of the Director under this Agreement shall be deemed personal and shall not be capable of being assigned, transferred, sold, mortgaged, pledged or encumbered in any way whatsoever by the Director, except with the prior written consent of the Committee (with such consent being given or withheld at the absolute discretion of the Committee) and provided the assignee enters into an agreement adhering to the terms of this Agreement.

7	Taxation

7.1	By entering into this Agreement, the Director is deemed to:

(a)	acknowledge that no party hereto has offered, nor do they have any obligation to provide, any form of tax advice to the Director;

(b)	acknowledge that the Director bears sole responsibility for ensuring that the vesting of the Units and settlement thereof is fully in compliance with the Director’s obligations under applicable taxation laws and statutes;

(c)	acknowledge that where, in relation to (i) the grant of the Units; (ii) the vesting of the Units or (iii) any other taxable event in relation to the Units, any Group Company is liable, or is in accordance with current practice believed by the Committee to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Director, the Units may not be settled unless the Director has beforehand paid to the relevant Group Company an amount sufficient to discharge the liability; or the Director or the Company has entered into some other arrangement with the relevant Group Company to ensure that such amount is otherwise available to them or the relevant Group Company;

(d)

fully indemnify and keep indemnified the Group Companies against any liabilities which may arise in respect of any liability to taxation (including, for the avoidance of doubt, any employer payroll taxes or equivalent liability) arising as a result of the Director’s failure to comply fully with its obligations under relevant taxation laws and statutes or otherwise in respect of (i) the grant of the Unit to or vesting of the Units in

4	Non-Executive RSU Agreement

the Director; (ii) the sale of any Shares acquired on the settlement of the Units in accordance with Clause 3.3; and (iii) any other taxable event in relation to such Shares as may be acquired upon vesting of the Units in the Director; and

(e)	the Director agrees that, on the vesting of the Units, the Group may withhold, as agent of the Director, such number of Shares where Clause 3.3 applies, or such amount in cash where Clause 3.4 applies, as will yield or constitute (as appropriate) an amount, net of expenses, equal to any amounts which any Group Company becomes liable to pay where the liability results from the charges and taxes outlined at Clauses 7.1(b) to 7.1(d) above.

7.2	The Director shall provide to the Company as soon as reasonably practicable such information as any Group Company reasonably requests for the purpose of complying with its obligations under the Taxes Consolidation Act 1997 of Ireland, social insurance legislation or any other applicable tax legislation (including any US tax legislation).

8	Notice

Any notice or other communication between the parties hereto shall be given in writing by sending the same by prepaid post or by personal delivery or electronically and shall be deemed to have been duly given or made 48 hours after posting if sent by prepaid post; or when delivered if sent by personal delivery; or when sent if sent electronically; addressed as follows (or to such other address as may be hereinafter notified by a party to the others):

(a)	In the case of the Company:

(i)	If delivery is made by post or by personal delivery it shall be made to Avolon Holdings Limited, The Oval, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland for the attention of the Company Secretary; and

(ii)	If made electronically it shall be made to such electronic address as the Company may notify to the other parties for this purpose.

(b)	In the case of the Director:

(i)	If delivery is made by post or by personal delivery it shall be made to o the address of the Director included at the beginning of this Agreement; and

(ii)	If made electronically it shall be made to such electronic address as the Director may notify to the other parties for this purpose.

(c)	Any notice, document or other communication so sent to the Director shall be deemed to have been duly given notwithstanding that the Director is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which notices, documents and other communications are to be sent.

5	Non-Executive RSU Agreement

9	Unfunded Plan

The Director shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, nor a fiduciary relationship between the Company and the Director. To the extent that the Director acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the rights of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund is required to be established and no segregation of assets is required to be made to assure payment of such amounts.

10	Certain Legal Restrictions

The Plan, this Agreement, the granting of the Units, and any obligations of the Company under the Plan and this Agreement, shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed.

11	Whole Agreement

This Agreement shall supersede all prior representations, arrangements, understandings and agreements and sets out the entire, complete and exclusive understanding between the parties with respect to the Units.

12	Counterparts

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

13	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Ireland and the parties hereby agree to submit to the non-exclusive jurisdiction of the Irish Courts.

6	Non-Executive RSU Agreement

In Witness whereof this Agreement has been executed the day and year first before written.

Signed and Delivered

for and on behalf

of Avolon Holdings Limited

by

in the presence of:

Witness’ Signature

Address:

Occupation:

Signed and Delivered

By [ ]

In the presence of:

Witness’ signature

Address:

Occupation

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